EXHIBIT 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 19th day of December, 2006, by and between C&F MORTGAGE CORPORATION (C&F), Virginia Corporation and BRYAN McKERNON (McKernon):

WITNESSETH:

That for and in consideration of the mutual covenants contained herein, the parties hereto do agree as follows:

1. Scope of Services; Exclusivity. C&F hereby employs McKernon and McKernon hereby agrees to accept employment and serve as President and Chief Executive Officer of C&F Mortgage Corporation. McKernon agrees to perform the duties normally associated with such positions, as well as such other legally permissible and proper duties and functions as the Board of Directors of C&F shall from time to time assign to him.

During the period of his employment with C&F, McKernon will devote his exclusive efforts toward the establishment and operation of C&F. He will not engage in any activities which would conflict with the present or future enterprises of C&F and will use his best efforts to promote the present and future welfare of C&F in all his business and social dealings.

2. Compensation; Bonus. McKernon shall be paid monthly salary payments, based on an annual salary of no less than $195,000.00.

In addition, C&F will pay to McKernon a bonus equal to a percentage of the              (calculated according to Generally Accepted Accounting Principles)(            ) realized by C&F, according to the following schedule:

%

The bonus will be computed at the end of each month and will be paid prior to the end of the next month, except as limited by the next paragraph. The bonus computation will be based upon 80% of the annualized year-to-date results and will be adjusted at year-end based upon final results in order that the total bonus will be equal to the appropriate percentage of year end             .

3. Term of Agreement; Termination. The term of this Agreement shall be three years at all times, unless and until notice is given pursuant to the following sentence or until terminated as otherwise allowed herein. Either party may give notice to the other party, at any time and for any reason, that the party giving notice intends to terminate this Agreement three (3) years from the date that the notice is received. Three (3) years from the date of such notice, this Agreement shall be terminated and neither party hereto shall have any further obligation or liability hereunder. McKernon may terminate this Agreement immediately upon the happening of an event of “Covered Termination” as defined in that “Change in Control Agreement” between McKernon and C&F Financial Corporation attached hereto and labeled “Schedule A” (the “Change in Control Agreement”). Any termination of this Agreement shall also terminate the Change in Control Agreement with the exception of a termination of this Agreement by McKernon as allowed by the preceding sentence.

4. Further Termination of Agreement.

A. Anything to the contrary in this Agreement notwithstanding, either party may terminate this Agreement, with no further obligation of any nature to the other party except as may be set out in this Agreement, upon the happening of either of the following events: (i) if there shall be              in which C&F experiences              during any period of             ; or (ii) if C&F experiences              during any              exceeding the sum of             .

B. C & F shall have the right, at any time and at its sole option, to buy out McKernon’s interest in this Agreement, thereafter having no further obligation to McKernon except as may be set out in this Agreement, based upon the following chart:

For purposes of this paragraph,              shall be defined as             , as defined in paragraph 2 of this Agreement) for the 12 months immediately preceding the buy out.

Should this Agreement be terminated under the provisions of this paragraph, C&F may purchase a “non-competition” commitment from McKernon, on a month-to-month basis for up to             , based upon the following monthly purchase price: (i) If McKernon is gainfully employed at the time of a monthly payment, a monthly amount equal to             ; or (ii) if McKernon is not gainfully employed at the time of a monthly payment, a monthly amount equal to             . Under the non-competition commitment, McKernon shall be prohibited from communicating with, soliciting or hiring any employee of C&F.

C. This Agreement shall terminate upon the death or disability of McKernon, whereupon C&F shall have no obligation to McKernon, his heirs or personal representatives except as may be set out in this Agreement.

D. This Agreement shall terminate upon the failure of either party to fulfill its obligations undertaken herein. Thereafter, the aggrieved party shall be free to pursue any remedies it may have at law and in equity against the breaching party.

5. Benefits. C&F shall provide McKernon, during the time of his employment by C&F, benefits commensurate with benefits furnished to other employees of C&F. Such benefits are anticipated to include: major medical/hospitalization insurance; dental insurance; long-term disability insurance; and life insurance with a death benefit equal to three (3) times McKernon’s base salary.

6. Vacations; Sick Leave. McKernon shall accrue vacation leave at the rate of 20 days per year and shall accrue sick leave at the rate of 12 days per year.

7. Confidentiality. All information, whether printed, written or oral, acquired by McKernon from or in connection with his employment by C&F shall be held in confidence by McKernon and shall be considered proprietary in nature. All such information shall be used for business purposes only. Upon termination of his employment, McKernon shall immediately return all such information to C&F, keeping no copies.

8. Disqualification from Performance of Duties. Should McKernon be disqualified from the performance of his duties under this Agreement, or otherwise be rendered unable to perform such duties, by Federal, state or local statutes, laws, rules, regulations, or ordinances, this Agreement shall at once be terminated and C&F shall have no obligation to McKernon hereunder except as may be set out in this Agreement.

9. General Provisions.

A. This Agreement and Schedule A constitute the entire agreement between the parties. This Agreement supercedes and replaces all previous agreements between the parties addressing the subject matter.

B. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the parties.

C. If any provision or any portion thereof contained in this Agreement is held to be unconstitutional, invalid or unenforceable, the remainder of this Agreement or portion thereof shall be deemed severable, and shall not be affected and shall remain in full force and effect; waiver of any provision of this Agreement shall be in writing and shall not be deemed to be a waiver of any default thereafter occurring.

D. In the event of a dispute regarding the interpretation, application or enforcement of this Agreement, the parties agree that the jurisdiction for a resolution of such dispute shall be the appropriate court of law in King William County, Virginia.

WITNESS the following signatures and seals as of the day, month and year first above written.

C&F Mortgage Corporation

By:	/s/Larry G. Dillon
Chairman, Board of Directors

/s/Bryan McKernon
Bryan McKernon

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